PROCEPT BioRobotics® Reports Third Quarter 2023 Financial Results and Increases 2023 Revenue Guidance

SAN JOSE, Calif., November 1, 2023 -- PROCEPT BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended September 30, 2023.

Recent Highlights

•Total revenue of $35.1 million for the third quarter of 2023, an increase of 72% compared to the same period in 2022
•U.S. handpiece and consumables revenue of $17.0 million for the third quarter of 2023, an increase of 113% compared to the same period in 2022
•Third quarter of 2023 U.S. monthly account utilization increased sequentially by 5% compared to the second quarter of 2023
•Sold 38 U.S. robotic systems in the third quarter of 2023
•U.S. robotic system and rental revenue of $13.5 million for the third quarter of 2023, an increase of 37% compared to the same period in 2022
•Increased fiscal year 2023 total revenue guidance to $133.5 million
•Successfully completed equity follow-on offering, raising approximately $162 million in net proceeds
•Received U.S. FDA IDE approval to Investigate Aquablation Therapy for Prostate Cancer

“We delivered another quarter of excellent results, driven by an acceleration in monthly utilization and strong U.S. system sales. Due to the enhanced productivity of our field-based commercial team and the growing demand of Aquablation therapy, we enter the fourth quarter of 2023 with a robust capital pipeline that continues to meaningfully grow,” said Reza Zadno, Chief Executive Officer. “In addition to our commercial achievements in Q3, we successfully completed an equity financing to bolster our balance sheet and received IDE approval to investigate Aquablation therapy for prostate cancer. Given this positive momentum, we are more optimistic about our business today than at any point and have a high degree of confidence in our ability to achieve our long-term growth plan.”

Third Quarter 2023 Financial Results

Total revenue for the third quarter of 2023 was $35.1 million, an increase of 72% compared to the prior year period. U.S. revenue was $32.3 million, representing growth of 73% compared to the prior year period. The increase was primarily driven by increased handpiece revenue and system sales to new hospital customers. U.S. handpiece and consumable revenue for the third quarter of 2023 was $17.0 million, an increase of 113% compared to the prior year period. Third quarter of 2023 monthly utilization per account increased 6% compared to the prior year period. U.S. system revenue for the third quarter of 2023 was $13.5 million, an increase of 37% compared to the prior year period. As of September 30, 2023, the install base of AquaBeam Robotic Systems in the U.S. was 271 systems. International revenue was $2.8 million for the quarter, an increase of 62% compared to the prior year period.

Gross margin for the third quarter 2023 was 54% compared to 50% in the prior year period. Gross margin improvement was primarily attributable to increased operations and manufacturing efficiencies to absorb overhead expenses and increased sales volume.

Operating expenses in the third quarter of 2023 were $44.5 million, compared with $32.3 million in the prior year period. When compared to the second quarter of 2023, total operating expenses increased $0.4 million, which is the lowest sequential increase over the last two years. The increase was driven by increased sales and marketing expenses primarily to expand the commercial organization, and increased research and development and general and administrative expenses.

Net loss was $24.6 million for the third quarter of 2023, compared to a loss of $22.6 million in the prior year period. Adjusted EBITDA was a loss of $19.4 million for the third quarter of 2023, compared to a loss of $18.3 million in the prior year period.

Cash and short-term investments as of September 30, 2023, totaled $287.1 million, while long-term borrowings totaled $52.0 million.

Full Year 2023 Financial Guidance

•The Company projects revenue for the full year 2023 to be approximately $133.5 million, which represents 78% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $131.0 million.
•The Company projects full year 2023 gross margin to be in the range of 54% to 55%. This compares to previous guidance of approximately 55%.
•The Company projects full year 2023 total operating expense of approximately $174 million, which is unchanged from previous guidance.
•The Company projects full year 2023 Adjusted EBITDA loss to be ($76.9) million. This compares to guidance of ($74.5) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the third quarter 2023 financial results on Wednesday, November 1, 2023, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/cycnvr77/
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BIc491d3ec87c645f08218c0c5909923e2

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2023, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$35,102	$20,349	$92,610	$51,237
Cost of sales	16,228	10,118	42,816	24,828
Gross profit	18,874	10,231	49,794	26,409
Operating expenses:
Research and development	11,600	7,582	33,950	19,299
Selling, general and administrative	32,883	24,754	95,457	62,794
Total operating expenses	44,483	32,336	129,407	82,093
Loss from operations	(25,609)	(22,105)	(79,613)	(55,684)
Interest expense	(1,019)	(1,455)	(2,870)	(4,317)
Interest and other income, net	2,006	947	4,090	1,019
Net loss	$(24,622)	(22,613)	(78,393)	(58,982)
Net loss per share, basic and diluted	$(0.51)	$(0.51)	$(1.70)	$(1.33)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	48,310	44,640	46,131	44,276

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(24,622)	$(22,613)	$(78,393)	$(58,982)
Depreciation and amortization expense	1,054	703	2,489	2,178
Stock-based compensation expense	5,326	3,225	14,153	7,452
Interest (income) and interest expense, net	(1,126)	426	(1,477)	3,007
Adjusted EBITDA	$(19,368)	$(18,259)	$(63,228)	$(46,345)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2023 EBITDA Guidance
(Unaudited, in thousands)

2023
Net loss	$(98,560)
Depreciation and amortization expense	4,300
Stock-based compensation expense	20,350
Interest (income) and interest expense, net	(2,990)
Adjusted EBITDA	$(76,900)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$287,087	$221,859
Restricted cash, current	777	777
Accounts receivable, net	34,622	15,272
Inventory	42,201	28,543
Prepaid expenses and other current assets	3,981	6,175
Total current assets	368,668	272,626
Restricted cash, non-current	3,038	3,038
Property and equipment, net	27,032	8,656
Operating lease right-of-use assets, net	20,699	23,481
Intangible assets, net	1,273	1,477
Other assets	415	51
Total assets	$421,125	$309,329

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,597	$9,391
Accrued compensation	13,265	13,447
Deferred revenue, current	5,007	2,855
Operating leases, current	1,702	2,129
Other current liabilities	7,785	7,468
Total current liabilities	41,356	35,290
Long-term debt	51,307	51,213
Operating leases, non-current	26,730	23,975
Loan facility derivative liability	1,859	1,779
Deferred revenue, non-current	517	—
Total liabilities	121,769	112,257

Stockholders’ equity:
Additional paid-in capital	726,428	545,753
Accumulated other comprehensive loss	(6)	(6)
Accumulated deficit	(427,066)	(348,675)
Total stockholders’ equity	299,356	197,072
Total liabilities and stockholders’ equity	$421,125	$309,329

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
U.S.
System sales and rentals	$13,467	$9,811	$37,065	$26,081
Handpieces and other consumables	17,047	8,015	42,418	18,182
Service	1,811	812	4,545	1,741
Total U.S. revenue	32,325	18,638	84,028	46,004
Outside of U.S.
System sales and rentals	828	743	3,896	2,353
Handpieces and other consumables	1,651	791	3,826	2,369
Service	298	177	860	511
Total outside of U.S. revenue	2,777	1,711	8,582	5,233
Total revenue	$35,102	$20,349	$92,610	$51,237